EX-10.1

PURCHASE AND SALE AGREEMENT

     THIS PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of November 10, 2005, is made and entered into by and between NEWPORT OIL CORPORATION, a Florida corporation (“Seller”), and FIRECREEK PETROLEUM, INC., a Delaware corporation (“Purchaser”).

     A.      Seller owns various oil and gas properties, either of record or beneficially;

     B.      Seller desires to sell to Purchaser and Purchaser desires to purchase from Seller the assets, properties and rights of Seller hereinafter described, in the manner and upon the terms and conditions hereinafter set forth; NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound by the terms hereof, agree as follows:

ARTICLE I
Purchase and Sale

     1.1      Purchase and Sale. Subject to the terms and conditions of this Agreement, Seller agrees to sell and convey to Purchaser and Purchaser agrees to purchase, accept and pay for the Assets (as defined in Section 1.2) .

     1.2      Assets. As used herein, the term “Assets” means a fifty percent (50%) undivided interest in the following:

               (a)      The estates and mineral rights created by the oil and gas leases (the “Leases”) described in Exhibit “A” attached hereto, insofar and only insofar as the Leases cover and relate to the lands described in Exhibit “A” (the “Lands”), and all oil, gas, water disposal and other wells (the “Wells”) located on the Lands or on lands pooled therewith, together with all of Seller’s interest in the rights and appurtenances incident thereto;

               (b)      All of Seller’s rights in, to and under, and obligations arising from, all agreements relating to the Lands, Leases or Wells, including, but not limited to, joint operating agreements, unitization agreements, pooling agreements, farmout agreements, drilling agreements, exploration agreements, oil or gas product purchase and sale contracts, gas processing or transportation agreements, leases, permits, rights-of-way, easements, licenses, options, orders and decisions of state and federal regulatory authorities establishing units;

               (c)      All fixtures, personal property (including all pits and ponds), facilities and equipment, used or held for use or charged to the Lands, Leases, or Wells for the production, treatment, sale or disposal of hydrocarbons or water produced therefrom or attributable thereto; and

               (d)     All books, files, data and records in Seller’s possession relating to the Lands, Leases or Wells, or the maintenance or operation thereof (the “Records”); reserving, however, the rights with respect to such Records granted to Seller in Section 1.4 hereof.

     1.3      Effective Time. Possession of the Assets shall be transferred from Seller to Purchaser at the Closing, but ownership shall be effective as of 7:00 A.M. (local time where the Assets are located) on November 15, 2005, Tampa, Florida time (the “Effective Time”). Seller shall be entitled to any production revenues or other amounts realized from and accruing to the Assets prior to the Effective Time, and shall be liable for the payment of all expenses attributable to the Assets prior to the Effective Time except expenses attributable to obligations assumed by Purchaser in Section 9.4. Purchaser shall be entitled to any production revenues or other amounts realized from and accruing to the Assets and arising subsequent to the Effective Time, and shall be liable for the payment of all expenses attributable to the Assets subsequent to the Effective Time and attributable to pre-Effective Time obligations assumed by Purchaser in Section 9.4.

     1.4      Records. Seller shall deliver a copy of the Records to Purchaser within a reasonable amount of time after Closing, but Seller shall retain possession of the originals of the Records.

ARTICLE II
Purchase Price

     2.1      Purchase Price. The cash purchase price for the Assets shall be Four Hundred Seventy-Five Thousand Dollars ($475,000.00) (the “Purchase Price”) subject to adjustment as set forth in Section 10.4.

     2.2      Payment of Purchase Price. The Purchase Price shall be paid at Closing (hereinafter defined), wire transfer of immediately available funds to an account designated by Seller.

ARTICLE III
Title Matters

     3.1      Seller’s Title.

               (a)      Concurrently with conveyance of the Assets to Purchaser, Purchaser and Seller will enter into the Operating Agreement described in Section 7.4, which envisions that two wells in Section 16 of Township 21 North, Range 99 West, 6th P.M., will be worked over. Seller’s title to such 640 acre tract containing such two wells is attached as Exhibit “B-1” hereto. The parties accept such title status with the agreement and understanding that subsequent to Closing the parties will engage a local law firm specializing in oil and gas law in the area of such wells to use reasonable efforts to eliminate the discrepancies described in Exhibit “B-1” and the parties will each pay one-half of the cost of the legal fees for such clean-up title to the 640 acre tract containing the two wells.

               (b)      Exhibit “B-2” hereto states the status of title to a 320 acre tract containing a third well which the parties would like workover (referred to as well “UPRR Patented 13-9” in Exhibit “B-2”), but which is subject to an overriding royalty interest convertible to an undivided 50% working interest at payout, now held by Anadarko Land Corp. (“Anadarko”). The parties accept the title status of Exhibit “B-2” with the agreement and understanding that subsequent to Closing (i) the parties will engage a local law firm specializing in oil and gas law in the area of such wells to use reasonable efforts to eliminate the discrepancies described in Exhibit “B-2” and the parties will each pay one-half of the cost of the legal fees for such clean-up title to the 320 acre tract containing the such third well, and (ii) Seller will approach Anadarko to attempt to obtain a waiver of the conversion right held by Anadarko. The parties agree that they will not work-over this third well until they have reached a mutually satisfactory resolution of this conversion right. This paragraph will survive Closing until such satisfactory resolution has been reached.

               (c)      No title report has been run on any of the other land or leases described in Exhibit “A”. The parties agree that they will run title on the land containing each new well to be drilled prior to drilling such new well and their respective obligations under the Operating Agreement will be subject to their mutual approval of the status of title to such land prior to commencing drilling operations on each such new well. As to acceptance of title reports to be obtained after Closing, the parties agree that title as shown by such reports will be deemed acceptable to the parties if such title is “Defensible Title” as defined in Section 3.2.

               (d)      The conveyance to be delivered by Seller to Purchaser shall be substantially in the form of Exhibit “C” hereto and shall be without warranty of title, other than a special warranty by, through and under Seller. As reasonably requested by Purchaser, Seller also agrees to execute and deliver at and after Closing such other assignments, bills of sale and other documents which are appropriate to transfer the Assets to Purchaser.

     3.2      Definition of Defensible Title. As used in this Agreement, the term “Defensible Title” shall mean:

               (a)      As to each Lease, that title of Seller to each Lease:

           (1)      is deducible of record from the county records in which the Assets are located, and is free from reasonable doubt to the end that a prudent person engaged in the business of the ownership, development and operation of producing oil and gas properties, with knowledge of all the facts and their legal bearing, would be willing to accept the same; and

          (ii)      is free and clear (except for Permitted Encumbrances as defined in Section 3.3 below) of all liens, encumbrances, obligations or defects which are of record prior to Closing and is not subject to any matters which will result in a breach of any representation or warranty of Seller herein affecting title pursuant to Article V hereof.

               (b)      As to Assets other than Leases, that Seller’s title thereto grants to Seller, and will grant to Purchaser at Closing, benefits and burdens of ownership therein to the following extent: (i) with respect to personal property, facilities and equipment located on the Land and Leases, such title is free and clear of all liens, encumbrances and defects arising by, through or under Seller, except for Permitted Encumbrances, and (ii) with respect to all other personal property, facilities and equipment included in the Assets, such title represents and includes all of Seller’s right, title and interest therein.

     3.3      Definition of Permitted Encumbrances. As used herein, the term “Permitted Encumbrances” means:

               (a)      Lessors’ royalties, overriding royalties, reversionary interests and similar burdens of record;

               (b)      Division orders and sales contracts;

               (c)      Preferential rights to purchase and required third-party consents and similar agreements with respect to which waivers or consents are obtained from the appropriate parties or the appropriate time period for asserting the right has expired without an exercise of the rights;

               (d)      Liens for taxes or assessments not yet delinquent or, if delinquent, that are being contested in good faith in the normal course of business;

               (e)      Materialmen’s, mechanic’s, repairman’s, employee’s, contractor’s, operator’s and other similar liens or charges arising in the ordinary course of business to the extent (i) they have not been filed pursuant to law, or (ii) if they have been filed pursuant to law, they have not yet become due and payable or payment is being withheld as provided by law, or (iii) their validity is being contested in good faith by appropriate action;

               (f)      All rights to consent by, required notices to, filings with, or other actions by governmental entities in connection with the sale or conveyance of oil and gas leases or interests therein if they are customarily obtained subsequent to the sale or conveyance;

               (g)      Conventional rights of reassignment requiring ninety (90) days or less notice to the holders of the rights;

               (h)      Easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations; (i) All other liens, charges, encumbrances, contracts, agreements, instruments, obligations, defects and irregularities affecting the Leases which taken individually or together:

               (i)      do not interfere materially with the operation, value or use of any of the Assets, (ii) do not materially prevent Purchaser from receiving the proceeds of production from any of the Wells or Leases, (iii) do not adversely affect the interest of Seller with respect to all oil and gas produced from any Lease or Well, or (iv) do not increase the portion of the costs and expenses relating to any Lease or Well that Seller is obligated to pay above that which it is currently paying;

               (j)      All rights reserved to or vested in any governmental, statutory or public authority to control or regulate any of the Leases or Wells in any manner, and all applicable laws, rules and orders of governmental authority;

               (k)      Any encumbrance on or affecting the Assets which is assumed, bonded or paid by Purchaser at or prior to Closing or which is discharged at or prior to Closing;

               (l)      The terms and conditions of existing contracts comprising a part of the Assets, including but not limited to, any and all production imbalances.

ARTICLE IV
Pre-Closing and Closing Actions

     4.1     Time and Place of Closing. Consummation of the purchase and sale transaction as contemplated by this Agreement (the “Closing”), shall, unless otherwise agreed to in writing by Purchaser and Seller, take place at the offices of Purchaser at 10:00 a.m., Fort Worth, Texas time, on November 11, 2005 (the “Closing Date”).

     4.2     Access to Records. Prior to the Closing Date, Seller has given Purchaser and its representatives access to, and the right to copy, at Purchaser’s expense, the Records in Seller’s possession directly relating to the Assets, but only to the extent that Seller could do so without violating any confidentiality or contractual obligation to a third party and to the extent that Seller has authority to grant such access.

     4.3      Government Reviews. Seller and Purchaser shall in a timely manner (a) make all required filings, if any, with and prepare applications to and conduct negotiations with, each governmental agency as to which such filings, applications or negotiations are necessary or appropriate in the consummation of the transactions contemplated hereby, and (b) provide such information as each may reasonably request to make such filings, prepare such applications and conduct such negotiations. Each party shall cooperate with and use all reasonable efforts to assist the other with respect to such filings, applications and negotiations.

     4.4      Independent Investigation and Disclaimer. Prior to the execution of this Agreement, Purchaser has been afforded the opportunity to inspect the Assets and to examine the records of Seller at Seller’s offices with respect to the Assets, and has been afforded access to all information in Seller’s possession with respect to the Assets. PURCHASER ACKNOWLEDGES THAT SELLER HAS MADE NO, AND SELLER HEREBY EXPRESSLY DISCLAIMS ANY, REPRESENTATIONS OR WARRANTIES AS TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION OR AS TO ANY OTHER INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) FURNISHED TO PURCHASER BY OR ON BEHALF OF SELLER (INCLUDING, WITHOUT LIMITATION, THE EXISTENCE OR EXTENT OF OIL, GAS OR OTHER MINERAL RESERVES, THE RECOVERABILITY OF OR THE COST OF RECOVERING ANY SUCH RESERVES, THE VALUE OF SUCH RESERVES, ANY PRODUCTION PRICING ASSUMPTION, PRESENT OR PAST PRODUCTION RATES, COMPLIANCE WITH LEASE TERMS, THE CONDITION OF ANY WELL, AND THE ABILITY TO SELL OIL OR GAS PRODUCTION AFTER CLOSING).

     4.5      Existing Condition. The Assets have been utilized for, among other things, the purpose of exploration, development and production of oil and gas. Purchaser acknowledges that wastes, including, but not limited to, crude oil, natural gas, natural gas liquids, produced water, and other wastes associated with oil and gas production and exploration operations, may have been spilled, released or disposed of on-site by, among other ways, placement in pits, burial, land farming, land spreading and underground injection, into or onto the Assets. In addition, Purchaser acknowledges that some oil field production equipment may contain asbestos and/or naturally-occurring radioactive material. By executing this Agreement, Purchaser agrees to accept responsibility and liability for the condition of the Assets and agrees that any conveyance of the Assets will be on an “AS IS” and “WHERE IS” basis.

     4.6      Pre-Closing Action. Seller and Purchaser shall use all reasonable efforts to cause all of the conditions precedent to the consummation of the transactions contemplated by this Agreement applicable to each of them to be met as promptly as possible and to take all such other actions as may be reasonably necessary to effect the consummation of the transactions contemplated by this Agreement.

     4.7      Letters-in-Lieu, Assignments and Notices.

               (a)      Seller shall deliver as soon as reasonably possible after Closing fully executed Letters in Lieu of Division and Transfer Orders relating to the Assets on forms prepared by Purchaser and reasonably satisfactory to Seller to reflect the transactions contemplated hereby.

               (b)      To the extent that Purchaser determines after Closing that any other assignments should have been executed at Closing to properly and fully convey the Assets to Purchaser (in addition to the assignment attached as Exhibit “C” hereto, and “state-approved” assignment forms to be filed with the State of Wyoming, all of which will be executed at Closing), Purchaser shall prepare and deliver the same to Seller for execution. Seller agrees to execute and permit Purchaser to record and/or file such assignments if the same are reasonably necessary to evidence conveyance of the Assets in accordance with the laws of the State of Wyoming and, in the case of assignments recorded in county records, the same are substantially in the form of Exhibit “C”.

               (c)      Purchaser shall prepare and Seller and Purchaser shall execute on or as soon as reasonably practical after Closing any assignments necessary to convey to Purchaser any applicable federal, state or Indian leases in the form or forms prescribed by the applicable governmental body.

     4.8      Public Announcements. Each party hereto shall consult with the other party hereto prior to any public announcement by such party regarding the existence of this Agreement, the contents hereof or the transactions contemplated hereby; provided, however, the foregoing shall not restrict disclosures by Purchaser or Seller in compliance with applicable securities or other laws or in compliance with existing loan or other agreements binding such party (or its affiliated companies), in such party’s discretion.

     4.9      Information Confidential. Purchaser and Seller shall hold in strict confidence all aspects of the transactions contemplated by this Agreement and all information and data concerning the Assets and obtained in connection with the transactions contemplated by this Agreement (other than information and data that becomes generally available to the public other than through disclosure by a party hereto or its partners, officers, employees or representatives) and without the prior written consent of the other party hereto neither Purchaser nor Seller shall disclose any such information to anyone other than to its officers, employees and representatives; provided, however, the foregoing shall not restrict disclosures by Purchaser nor Seller in compliance with applicable securities or other laws in such party’s discretion or in compliance with existing loan or other agreements binding such party (or its affiliated companies). The aforesaid obligation shall terminate on the earlier to occur of (a) the Closing Date, or (b) as the information and data in question become generally available to the public other than through the breach by either party or its partners, officers, employees or representatives of said obligation. Seller agrees that after the Closing it will hold in strict confidence and not disclose to anyone other than its representatives any information and data concerning the Assets provided to Purchaser in connection with the transactions contemplated by this Agreement, unless such information and data have become generally available to the public other than through disclosure by Seller or its partners, officers, employees or representatives. If this Agreement is terminated for any reason, Purchaser shall, at Seller’s request, promptly return to Seller all information and data furnished or made available by Seller to Purchaser and obtained by Purchaser in the course of its investigation of the Assets and Purchaser agrees not to retain copies of any such information or data in such event, to keep all such information and data confidential, and not to disclose any such information or data to any third party without obtaining the prior written consent of Seller to such disclosure unless such information and data have become generally available to the public other than through disclosure by Purchaser or its officers, employees or representatives or unless otherwise required under applicable securities or other laws or by existing loan or other agreements binding such party (or its affiliated companies).

     4.10     Indemnity Regarding Access. Purchaser agrees to indemnify, defend and hold harmless Seller, its directors, officers, employees, agents and representatives from and against any and all claims, liabilities, losses, costs and expenses (including, without limitation, court costs, expenses of litigation and reasonable attorneys’ fees) in connection with personal injuries, including death or property damage arising out of or relating to the access of Purchaser, its officers, employees, and representatives to the Assets and to the records and other related information as permitted under this Agreement.

     4.11     Operation of Business. From the date hereof until the Closing Date, Seller (a) shall obtain the prior written consent of Purchaser, which consent shall not be unreasonably withheld, with respect to material decisions to be made with respect to the Assets, including any drilling, completion, reworking or similar operations or decisions, and any termination, modification, entering into or extension of any material agreements affecting the Assets, (b) shall act with respect to the Assets in good faith and in accordance with its best business judgment as if the Assets were not being sold to Purchaser hereunder, (c) shall maintain insurance coverage on the Assets in the amounts and of the types presently in force, (d) shall, to the best of its ability, maintain in full force and effect all Leases, (e) shall maintain all material governmental permits and approvals affecting the Assets, and (f) shall not transfer, sell, hypothecate, encumber or otherwise dispose of any of the Assets (other than sale of oil and gas production in the ordinary course of its business or pursuant to agreements existing as of the date of this Agreement).

ARTICLE V
Representations and Warranties of Seller

     5.1      Disclaimers. Except as specifically set forth in this Article V, Seller makes no warranties or representations, express or implied, in connection with the Assets, and expressly disclaims any warranties or representations with regard to any information or data disclosed or provided by them, their agents, representatives, employees or advisors to Purchaser or Purchaser’s agents, representatives, employees, or advisors. Subject to this Section 5.1 and to the Permitted Encumbrances, Seller makes the warranties and representations set forth in Sections 5.2 through 5.7. SELLER EXPRESSLY DISCLAIMS ANY WARRANTY AS TO THE CONDITION OF ANY PERSONAL PROPERTY, FIXTURES AND ITEMS OF MOVABLE PROPERTY COMPRISING ANY PART OF THE ASSETS INCLUDING (a) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (b) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (c) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (d) ANY RIGHTS OF PURCHASER UNDER APPLICABLE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION, AND (e) ANY CLAIM BY PURCHASER FOR DAMAGES BECAUSE OF DEFECTS, WHETHER KNOWN OR UNKNOWN, IT BEING EXPRESSLY UNDERSTOOD BY PURCHASER THAT THE PERSONAL PROPERTY, FIXTURES AND ITEMS ARE BEING CONVEYED TO PURCHASER AS IS, WHERE IS, WITH ALL FAULTS, AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR AND

THAT PURCHASER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS PURCHASER DEEMS APPROPRIATE.

     5.2      Existence. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and is duly qualified to do business as a foreign corporation in the state(s) where the Assets are located, except where the failure to so qualify would not have a material adverse effect on Seller or its properties.

     5.3      Power. Seller has the corporate power to enter into and perform this Agreement and the transactions contemplated by this Agreement. Subject to preferential purchase rights and restrictions on assignment of the type generally found in the oil and gas industry, and to rights to consent by, required notices to, and filings with or other actions by governmental entities where the same are customarily obtained subsequent to the assignment of oil and gas interests, the execution, delivery and performance of this Agreement by Seller, and the transactions contemplated by this Agreement, will not violate (a) any provision of the certificate of incorporation or bylaws of Seller, (b) any material agreement or instrument to which Seller is a party or by which Seller or any of the Assets are bound, (c) any judgment, order, ruling, or decree applicable to Seller as a party in interest, or (d) any law, rule or regulation applicable to Seller relating to the Assets other than a violation which would not have a material adverse effect on Seller or the Assets.

     5.4      Authorization and Enforceability. The execution, delivery and performance of this Agreement, and the transaction contemplated hereby, have been duly and validly authorized by all necessary action on the part of Seller. This Agreement constitutes the valid and binding obligation of Seller, enforceable in accordance with its terms except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     5.5      Claims and Litigation. To the actual knowledge of Seller, there are no claims, actions, suits or proceedings pending or threatened against Seller which, if determined adversely to Seller, would have a material adverse effect on the Assets.

     5.6      Taxes and Assessments. To the actual knowledge of Seller, all material ad valorem, production, severance, excise, and similar taxes and assessments based upon or measured by the ownership of or the production of hydrocarbons from the Assets which have become due and payable have been properly paid or are being challenged in good faith by Seller, all applicable tax returns have been filed, and Seller knows of no claim by any applicable taxing authority against Seller in connection with the payment of such taxes.

ARTICLE VI
Representations and Warranties of Purchaser

Purchaser represents and warrants to Seller the following:

     6.1      Existence. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser will as of Closing be duly qualified to do business as a foreign corporation in the state(s) where the Assets are located, except where the failure to so qualify would not have a material adverse effect on Purchaser or its properties.

     6.2      Power. Purchaser has the corporate power to enter into and perform this Agreement and the transactions contemplated by this Agreement. Subject to preferential purchase rights and restrictions on assignment of the type generally found in the oil and gas industry, and to rights to consent by, required notices to, and filings with or other actions by governmental entities where the same are customarily obtained subsequent to the assignment of oil and gas interests, the execution, delivery and performance of this Agreement by Purchaser, and the transactions contemplated by this Agreement, will not violate (a) any provision of the certificate of incorporation or bylaws of Purchaser, (b) any material agreement or instrument to which Purchaser is a party or by which Purchaser or any of the Assets are bound, (c) any judgment, order, ruling, or decree applicable to Purchaser as a party in interest, or (d) any law, rule or regulation applicable to Purchaser relating to the Assets other than a violation which would not have a material adverse effect on Purchaser.

     6.3      Authorization and Enforceability. The execution, delivery and performance of this Agreement, and the transaction contemplated hereby, have been duly and validly authorized by all necessary action on the part of Purchaser. This Agreement constitutes the valid and binding obligation of Purchaser, enforceable in accordance with its terms except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     6.4      Distribution. Purchaser is an experienced and knowledgeable investor in the oil, gas and mineral resources industry that has previously expended substantial amounts in the acquisition and development of oil and gas properties. Prior to entering into this Agreement, Purchaser has been advised by its counsel and such other persons as it has deemed appropriate concerning this Agreement. The Assets to be acquired by Purchaser pursuant to this Agreement are being acquired by Purchaser for its own account, for investment and not with a view to distribution or resale within the meaning of the Securities Act of 1933, as amended, or any other applicable securities law, rule, regulation or order.

     6.5      Claims and Litigation. There is no suit, action, claim, investigation or inquiry by any person or entity or by any administrative agency or governmental body and no legal, administrative or arbitration proceeding pending or, to Purchaser’s best knowledge, threatened against Purchaser or any affiliate of Purchaser which has or will materially affect Purchaser’s ability to consummate the transactions contemplated by this Agreement.

ARTICLE VII
Conditions to Closing

     7.1      Conditions to Closing. The obligations of each party to consummate the transaction contemplated by this Agreement are subject, at the option of such party, to the satisfaction on or prior to Closing of each of the following conditions:

               (a)      Representations. The representations and warranties of the other party set forth in this Agreement herein shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date.

               (b)      Performance. The other party shall have performed all obligations, covenants and agreements hereunder and shall have complied with all covenants and conditions applicable to it contained in this Agreement prior to or on the Closing Date.

               (c)      Pending Matters. No suit, action or other proceeding by a third party or a governmental authority shall be pending or threatened which seeks to restrain, enjoin or otherwise prohibit, the consummation of the transactions contemplated by this Agreement.

     7.2      Obligations of Seller at Closing. At the Closing, upon the terms and subject to the conditions of this Agreement, Seller shall execute and deliver or cause to be executed and delivered to Purchaser, among other things, the following:

               (a)      Conveyances of the Assets, in sufficient counterparts to allow recording;

               (b)      Copies of assignments, on appropriate forms, of state, federal and Indian leases comprising portions of the Assets;

               (c)      Letters-in-lieu of transfer orders covering the Assets;

               (d)      Change of Operator forms for those Assets operated by Seller; and

               (e)      The Operating Agreement described in Section 7.4 hereof.

     7.3      Obligations of Purchaser at Closing. At the Closing, upon the terms and subject to the conditions of this Agreement, Purchaser shall execute and deliver or cause to be executed and delivered to Seller, as applicable, among other things, the following: (a) A wire transfer of the Purchase Price, as required hereunder; and (b) The Operating Agreement described in Section 7.4 hereof. 7.4 Operating Agreement. As of the Effective Time, Seller and Purchaser shall each own 50% of the properties and rights described in Section 1.2(a), (b), (c) and (d). Seller and Purchaser agree to execute at Closing an operating agreement (“Operating Agreement”) in a form to be mutually prepared and agreed to by the parties prior to Closing. Seller and Purchaser agree that at Closing, Seller and Purchaser shall each provide the sum of $614,129.50 (a total of $1,228,259) for workover of the two (2) wells located on the 640 acre tract described in Exhibit “B-1”, such workover to be performed in accordance with the Operating Agreement. The AFE for such total workover amount is attached hereto as Exhibit “D”. Purchaser agrees to wire transfer to Seller at Closing the

Purchase Price of $475,000 together with Purchaser’s share of the workover cost of the two (2) wells on the 640 acre tract (being one-half of $1,228,259 or $614,129.50), A TOTAL OF $1,089,129.50, to Seller’s bank account, pursuant to the following wire instructions provided by Seller:

ARTICLE VIII
Termination and Amendment

     8.1      Termination. This Agreement may be terminated at any time prior to the Closing Date: (a) by the mutual prior written consent of Seller and Purchaser, (b) by Purchaser or Seller if the provisions of Section 7.1 give it the right to terminate, (c) at the option of the non-breaching party if the other party is in material default of its obligations under this Agreement, or (d) by Seller or Purchaser if Closing has not occurred within thirty (30) days after the Closing Date stated herein. Any party shall exercise a right of termination provided above by written notice to the other party.

     8.2      Effect of Termination. If this Agreement is terminated pursuant to Section 8.1, this Agreement shall become void and of no further force or effect (except for the provisions of Section 4.8 and 4.9 which shall continue in full force and effect. Notwithstanding anything to the contrary contained in this Agreement, upon any termination of this Agreement pursuant to Section 8.1, Seller shall be free immediately to enjoy all rights of ownership of the Assets and to sell, transfer, encumber or otherwise dispose of the Assets to any party without any restriction under this Agreement.

ARTICLE IX
Post-Closing Obligations

     9.1      Suspended Funds. With respect to Leases, at the Closing, Seller shall provide to Purchaser a listing showing net proceeds from production attributable to the Leases which are currently held in suspense because of lack of identity or address of owners, change of ownership or similar reasons, and shall transfer to Purchaser 50% of all such suspended proceeds. In addition, Seller shall furnish Purchaser with all documents providing historical information with respect to such funds that are in Seller’s possession. Purchaser shall be responsible for proper distribution of all such suspended proceeds which are transferred to Purchaser to the parties lawfully entitled to them, and indemnify and hold Seller harmless against any claim, action or liability (including court costs and attorneys’ fees) associated with such distribution and with claims against such suspended proceeds.

     9.2      Receipts and Credits. All monies, proceeds, receipts, credits and income attributable to the Assets for all periods of time subsequent to the Effective Time shall be the sole property and entitlement of Purchaser, and, to the extent received by Seller, Seller shall fully disclose, account for and transmit the same promptly to Purchaser. All monies, proceeds, receipts and income attributable to the Assets, except as otherwise provided in this Agreement, for all periods of time prior to the Effective Time, shall be the sole property and entitlement of Seller and, to the extent received by Purchaser, Purchaser shall fully disclose, account for and transmit the same promptly to Seller. Except as otherwise provided in this Agreement, all costs, expenses, disbursements, obligations and liabilities attributable to the Assets for periods of time prior to the Effective Time, regardless of when due or payable, shall be the sole obligation of Seller and Seller shall promptly pay, or if paid by Purchaser, promptly reimburse Purchaser for and hold Purchaser harmless from and against same. All costs, expenses, disbursements, obligations, and liabilities attributable to the Assets for periods of time subsequent to the Effective Time, regardless of when due or payable, shall be the sole obligation of the Purchaser and Purchaser shall promptly pay, or if paid by Seller, promptly reimburse Seller for and hold Seller harmless from and against same. Seller shall be entitled to a credit for and reimbursement in an amount equal to any amount received by Purchaser after Closing for any delivery or performance by Seller prior to the Effective Time.

     9.3      Cross Indemnity. If the Closing occurs, (a) Purchaser assumes all obligations that are attributable to the Assets on or after the Effective Time including, but not limited to, Purchaser’s 50% share of any obligation for make-up gas according to the terms and conditions of the applicable gas contracts, Purchaser’s 50% share of obligations to plug and abandon wells now or thereafter located on the Leases (regardless of whether any such obligation is attributable to periods of time prior to or after the Effective Time) and Purchaser’s 50% share of the cost of restoring the surface of the Leases in accordance with applicable lease or other agreements and governmental (including environmental) laws, orders, and regulations, and Purchaser’s obligation to pay ad valorem and similar production taxes with respect to the Assets as set forth in Section 10.4, (b) Purchaser agrees to indemnify, defend and hold harmless Seller, its affiliates, officers, directors, agents and representatives from and against any and all claims, liabilities, losses, costs and expenses (including, without limitation, court costs, expenses of litigation and reasonable attorneys’ fees) that are attributable to the Assets on or after the Effective Time, and (c) Seller agrees to indemnify, defend and hold harmless Purchaser from and against any and all claims, liabilities, losses, costs and expenses (including, without limitation, court costs, expenses of litigation and reasonable attorneys’ fees) that are attributable to the Assets before the Effective Time; provided, however, that such indemnity, defense and hold harmless obligations shall not apply to (i) any liability of one party to the other party under the provisions of this Agreement, and (ii) either party’s costs and expenses with respect to the negotiation and consummation of this Agreement and the purchase and sale of the Assets.

     9.4      Recording. As soon as practicable after Closing (a) Purchaser shall record the conveyances in the appropriate counties or parishes and shall provide Seller with copies of all recorded instruments upon receipt, and (b) Purchaser shall record the federal, state and/or Indian lease assignments with the appropriate governmental agencies, and shall provide Seller with the originals of the approved instruments upon receipt.

     9.5      Obligations Under Operating Agreement. The funding obligations stated in Section 7.5 shall survive Closing as post-closing obligations of the parties until fully satisfied.

     9.6      Further Assurances. After Closing, Seller and Purchaser agree to take such further actions and to execute, acknowledge and deliver all such further documents that are necessary or useful in carrying out the purposes of this Agreement or of any document delivered pursuant to this Agreement.

ARTICLE X
Miscellaneous

     10.1    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement.

     10.2     Notice. All notices which are required or may be given pursuant to this Agreement shall be sufficient in all respects if given in writing and delivered personally, by telecopy or by registered or certified mail, postage prepaid, as follows:

If to Seller:
Newport Oil Corporation
3251 San Bernadino Street
Suite 333
Clearwater, Florida 33759
Attn:	John Bruynell, President
Telephone:	(727) 799-0072
Facsimile:	(727) 799-0073

If to Purchaser:
Firecreek Petroleum, Inc.
6777 Camp Bowie Blvd., Suite 215
Fort Worth, Texas 76116
Attn:	John R. Taylor, President
Telephone:	(817) 377-1116
Facsimile:	(817) 377-2411

All notices shall be deemed to have been duly given at the time of receipt by the party to which such notice is addressed.

     10.3     Sales Tax, Recording Fees and Similar Costs. Purchaser shall bear any tax, recording fees and similar costs incurred and imposed upon, or with respect to, the property transfers contemplated hereby.

     10.4     Ad Valorem Taxes. All unpaid ad valorem and similar taxes that are payable with respect to the Assets for all periods ending on or prior to the Effective Time shall be as estimated by the parties and shall be an adjustment to the Purchase Price, and Purchaser shall pay all such taxes payable for all periods ending after the Effective Time; provided, however, that in the case of tax periods that included but did not end on the Effective Time, taxes shall be prorated to the Effective Time.

     10.5     Expenses. All expenses incurred by Seller in connection with or related to the authorization, preparation or execution of this Agreement, the Conveyance and the Exhibits and Schedules hereto and thereto, and all other matters related to the Closing, including without limitation, all fees and expenses of counsel, accountants and financial advisers employed by Seller, shall be borne solely and entirely by Seller; and all such expenses incurred by Purchaser shall be borne solely and entirely by Purchaser.

     10.6     Governing Law. This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of Wyoming without regard to principles of conflicts of laws otherwise applicable to such determinations except that the conveyance and all matters related to the transfer of the Assets shall be governed by the laws of the state in which such Assets are located. In the event any dispute arises with respect to this Agreement, the parties hereby consent to jurisdiction and litigation of such disputes in the State of Wyoming.

     10.7     Captions. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

     10.8     Waivers. Any failure by any party or parties to comply with any of its or their obligations, agreements or conditions herein contained may be waived in writing, but not in any other manner, by the party or parties to whom such compliance is owed. No waiver of, or consent to a change in, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

     10.9     Assignment. No party shall assign all or any part of this Agreement, nor shall any party assign or delegate any of its rights or duties hereunder, without the prior written consent of the other party and any assignment made without such consent shall be void except as otherwise provided in this Section. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

     10.10   Entire Agreement. This Agreement and the documents to be executed hereunder and the Exhibits and Schedules attached hereto constitute the entire agreement between the parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties pertaining to the subject matter hereof.

     10.11   Survival The representations and warranties of Seller and Purchaser set forth in this Agreement shall survive the Closing and shall only be applicable for one hundred eighty (180) days thereafter.

     10.12   Amendment. No amendment, supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby.

     10.13   Exhibits and Schedules. All Exhibits attached to or referred to in this Agreement are incorporated into and made a part of this Agreement.

     IN WITNESS WHEREOF, this Agreement has been signed by the parties hereto as of the date above written.

SELLER:

NEWPORT OIL CORPORATION

By: _____________________________
John Bruynell, President

PURCHASER:

FIRECREEK PETROLEUM, INC.

By: _____________________________
John R. Taylor, President

EXHIBIT “C”

AGREEMENT, ASSIGNMENT AND BILL OF SALE

     NEWPORT OIL CORPORATION, a Florida corporation sometimes known as and being the same corporation as Newport Oil, Inc. (“Assignor”) , whose address is 3251 San Bernadino Street, Suite 333, Clearwater, Florida 33759, for the payment of Ten and no/l00 Dollars ($10.00) and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged and subject to the terms and conditions hereof, hereby grants, sells, assigns, and conveys to FIRECREEK PETROLEUM, INC., a Delaware corporation (“Assignee’), whose address is 6777 Camp Bowie Blvd., Suite 215, Fort Worth, Texas 76116, a fifty percent (50%) undivided interest in and to the following:

(a)
The estates and mineral rights created by the oil and gas leases (the “Leases”) described on Exhibit “A” attached hereto, insofar and only insofar as the Leases cover and relate to the lands described on Exhibit “A” (the “Lands’), subject to any royalties, overriding royalties, production payments or other similar interests burdening the Leases;

(b)
All oil, gas, water disposal and other wells (whether producing or non-producing) (the “Wells’) located on the lands or on lands pooled therewith, together with all of Assignor’s interest in the rights and appurtenances incident thereto, including, but not limited to, all of Assignor’s interest in fixtures, personal property (including pits and ponds), facilities and equipment, used or held for use or charged to the Leases, Lands or Wells for the production, treatment, sale, or disposal of hydrocarbons or water produced therefrom or attributable thereto;

(c)
The oil, natural gas liquids or condensate inventory, including “line fill” and inventory below the pipeline connection in tanks as of 7:00 a.m., Tampa, Florida time, as of the effective date of this Agreement; and

(d)
All of Assignor’s rights in, to and under, and obligations arising from, all agreements relating to the Leases, Lands or Wells, including, but not limited to, joint operating agreements, unitization agreements, pooling agreements, farmout agreements, drilling agreements, exploration agreements, oil or gas product purchase and sale contracts, gas processing or transportation agreements, leases, permits, rights-of-way, easements, licenses, options, orders and decisions of State and Federal regulatory authorities establishing units.

     Assignor will, at any time and from time to time after the date hereof, upon Assignee’s request, execute, acknowledge and deliver or cause to be executed and delivered, all further documents or instruments necessary to effect the transaction embodied in this Agreement, Assignment and Bill of Sale.

     Assignor makes no representation or warranty of title to the interests assigned hereby other than claims arising from ownership by, through or under Assignor but not otherwise. With respect to the Wells, personal property, and equipment assigned hereby, this Agreement, Assignment and Bill of Sale is made without representation or warranty of title expressed or implied, and all such equipment, Wells and personal property are sold AS IS AND WHERE IS. WITH ALL FAULTS. AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR WITHOUT WARRANTY OF MERCHANTABILITY. CONDITION OF FITNESS FOR PARTICULAR PURPOSE. AND ANY AND ALL WARRANTIES. WHETHER EXPRESSED OR IMPLIED. ARE HEREBY EXPRESSLY DENTED. This conveyance is made with full substitution and subrogation of Assignee, its successors and assigns, to the rights of Assignor under, in and to all warranties made by others with respect to the rights, titles and interests being conveyed hereunder.

     To have and to hold the same unto Assignee, its successors and assigns forever.

     Assignee, in consideration of the mutual benefits to be derived hereunder, by its acceptance hereof, understands and agrees that, to the extent any Lease(s) covered by this Agreement, Assignment and Bill of Sale is subject to a commitment to sell any production to a purchaser under a gas purchase agreement that includes gas categorized as Section 104 or Section 106 gas under the Natural Gas Policy Act, if either party desires to conduct the Good Faith Negotiation Procedure (“GFN”) set forth in Section 270.201 of the Federal Energy Regulatory Commission’s regulations as to any Lease(s) which it has been assigned hereunder, or which it retains after this Agreement, Assignment and Bill of Sale, and is unable to do so without the cooperation of the other party, the other party agrees to enter into good faith discussions concerning measures necessary to enable the first party to conduct the GFN.

     Either party’s failure to observe the foregoing covenant and limitation shall constitute a material breach of this Agreement, Assignment and Bill of Sale. All subsequent conveyances or assignments of the assigned interest, in whole or in part, shall incorporate a covenant and limitation identical in substance to the foregoing for Assignee’s and Assignor’s continuing benefit and shall similarly bind Assignee’s successors or assigns and Assignor’s successors or assigns.

     This Agreement, Assignment and Bill of Sale is made and delivered subject to that certain Purchase and Sale Agreement between Assignor and Assignee dated as of October 31, 2005. Any undefined, capitalized terms used herein shall have the meanings ascribed to them in such Purchase and Sale Agreement.

     EXECUTED to be effective the 15th day of November, 2005.

ASSIGNOR:

NEWPORT OIL CORPORATION,
A Florida corporation

By: _____________________________
John Bruynell, President

ASSIGNEE:

FIRECREEK PETROLEUM, INC.,
A Delaware corporation

By: _____________________________
John R. Taylor, President

ACKNOWLEDGMENTS

STATE OF ________________	§
§
COUNTY OF _________________	§

     On this ______ day of ________________, 2005, before me, the undersigned, a Notary Public in and for the county and state aforesaid, personally appeared John Bruynell, to me personally known to be the identical person who signed the name of Newport Oil Corporation, a Florida corporation, to the within and foregoing instrument as its President and acknowledged to me that he executed the same as his free and voluntary act and deed, and as the free and voluntary act and deed of said corporation, for the uses and purposes therein set forth.

     Given under my hand and seal the day and year last above written.

[SEAL]
_____________________________________________
Notary Public in and for the State of _____________________
My Commission Expires:
________________________

STATE OF ________________	§
§
COUNTY OF _________________	§

     On this ______ day of ______________, 2005, before me, the undersigned, a Notary Public in and for the county and state aforesaid, personally appeared John R. Taylor, to me personally known to be the identical person who signed the name of Firecreek Petroleum, Inc., a Delaware corporation, to the within and foregoing instrument as its President and acknowledged to me that he executed the same as his free and voluntary act and deed, and as the free and voluntary act and deed of said corporation, for the uses and purposes therein set forth.

     Given under my hand and seal the day and year last above written.

[SEAL]
_____________________________________________
Notary Public in and for the State of _____________________
My Commission Expires:
________________________

PLEASE RETURN RECORDED INSTRUMENT TO:
William E. Merritt
Firecreek Petroleum, Inc.
6777 Camp Bowie Blvd., Suite 215
Fort Worth, Texas 76116